Muzak LLC Announces First Quarter Results

    FORT MILL, S.C.--(BUSINESS WIRE)--April 30, 2003--Muzak LLC ("Muzak" or the "Company"), the leading provider of business music services in the United States, today announced financial results for the quarter ended March 31, 2003.
    Music and other business services revenue for the quarter ended March 31, 2003 was $42.6 million, a 7.8% increase, compared to $39.5 million for the quarter ended March 31, 2002. Equipment sales and related services revenue increased 23.0%, or $2.6 million, to $14.0 million for the quarter ended March 31, 2003 from $11.4 million in the comparable 2002 period. As a result, total revenue for the quarter ended March 31, 2003 was $56.7 million, an 11.2% increase, compared to $51.0 million for the quarter ended March 31, 2002.
    EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $17.7 million for the quarter ended March 31, 2003, an increase of $2.1 million or 13.5%, compared to $15.6 million in the quarter ended March 31, 2002. Excluding a 2002 charge of $0.5 million relating to a postponed financing transaction, EBITDA increased 9.7% in the first quarter of 2003 as compared to the 2002 period. The Company believes that EBITDA is a meaningful measure of the cash flows available to invest in new client locations and to service its debt obligations. See attached reconciliation of cash flows from operating activities to EBITDA. Cash flow provided by operating activities was $9.2 million for the quarter ended March 31, 2003 as compared to $4.7 million for the 2002 period, an increase of $4.5 million.
    "We continue to experience the stability of our recurring revenue base along with a steady increase in our core music and other business services revenue provided by new subscriber additions. We signed several new national clients during the first quarter, including Filene's, Lord and Taylor, Hecht's, and Select Comfort. We are enthusiastic about the growth levels of our new national and local business and believe we will continue to deliver consistent music and other business services revenue growth throughout 2003. In addition, the increase in equipment sales revenue reflects our targeted efforts to develop our equipment sales consistent with our continued growth in recurring revenue," commented Bill Boyd, Chief Executive Officer.
    "Operational highlights during the quarter include generating sufficient cash flows from operations to fund organic growth and all debt service payments without utilizing the revolving credit facility. We also experienced a decrease in our annualized cancellation rate from 10.0% in the first quarter of 2002 to 9.8% in 2003, a $0.3 million positive EBITDA impact on an annualized basis. Additionally, the equipment and related services margin increased 3.3% due to leveraging of our fixed cost technician workforce as well as synergies achieved from the technician scheduling software tool which was fully implemented in the second quarter of 2002," commented Stephen Villa, Chief Operating Officer.
    "Our sales and operational accomplishments have resulted in over a quarter point reduction in total leverage to 4.45x in the first quarter of 2003. We expect to continue to make improvements in the operational and administrative areas throughout 2003" remarked Stephen Villa.
    Muzak LLC will have a conference call on April 30, 2003 at 3:00 p.m. (Eastern Standard Time) to discuss first quarter 2003 results. The call in number is 1-800-756-4697 and the access code is 0801. A replay of the call will be available for one week beginning on May 1, 2003. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.
    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, the Company's history of net losses, the Company's dependence on satellite delivery of its products, the Company's ability to integrate acquisitions, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.

                              Muzak LLC
                         Financial Highlights
----------------------------------------------------------------------
                  (unaudited, dollars in thousands)

                                           Quarter Ended
                                      3/31/2003   3/31/2002  % Change
                                      ----------  ---------- ---------
Selected Operations Data

 Revenues
  Music and Other Business Services  $   42,642  $   39,540       7.8%
  Equipment Sales and Related
   Services                              14,048      11,423      23.0%
                                      ----------  ---------- ---------
         Total Revenues                  56,690      50,963      11.2%
                                      ----------  ---------- ---------

 Cost of Revenues
  Music and Other Business Services       7,784       7,760       0.3%
  Equipment Sales and Related
   Services                              11,289       9,558      18.1%
                                      ----------  ---------- ---------
     Total Cost of Revenues              19,073      17,318      10.1%
                                      ----------  ---------- ---------

 Selling, General and Administrative
  Amortization of Commissions             3,617       2,879      25.6%
  Other Selling, General and
   Administrative (1)                    16,333      15,192       7.5%
                                      ----------  ---------- ---------
         Total Selling, General and
          Administrative                 19,950      18,071      10.4%
                                      ----------  ---------- ---------

  Other income                              (30)        (12)    150.0%
                                      ----------  ----------

  EBITDA (2)                         $   17,697  $   15,586      13.5%
                                      ==========  ==========
    EBITDA Margin                          31.2%       30.6%

 Cash Flows from Operating
  Activities                         $    9,164  $    4,668

Balance sheet data (end of period)

 Total Assets                        $  466,907  $  487,930
 Revolving Loan                          26,300      15,300
 Total Debt (3)                         314,829     311,572


Other financial data

 Interest Expense                    $    6,576  $    7,747
 Net Debt to EBITDA (4)                    4.44x       4.99x


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(1) Other selling, general, and administrative expenses include $0.5 million relating to a postponed financing transaction in the quarter ended March 31, 2002.

(2) Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates liquidity using several measures, one of them being EBITDA. EBITDA is not intended to be a liquidity measure that should be regarded as an alternative to, or more meaningful than, cash flow from operations as a measure of liquidity, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA is a meaningful measure of liquidity that is commonly used in similar industries to analyze and compare companies on the basis of leverage and liquidity, however it is not necessarily comparable to similarly titled amounts of other companies. The following table provides a reconciliation of cash flows from operations to EBITDA.



                                                  Q1 2003    Q1 2002
                                                ----------- ----------
Cash flows provided by operating activities        $ 9,164    $ 4,668
Interest expense net of amortization                 6,036      7,345
Change in working capital                            1,545      2,544
Current taxes payable                                   54          -
Change in unearned installation revenue                 (8)       418
Amortization of deferred subscriber acquisition
 costs                                              (3,617)    (2,879)
Deferred subscriber acquisition costs                4,517      3,479
Gain on disposal of fixed assets                         6         11
                                                ----------- ----------
EBITDA                                             $17,697    $15,586



(3) Total debt excludes $2.1 million of debt of a subsidiary that is non-recourse to the Company.

(4) Reflects Total Debt described in (3) above less cash divided by EBITDA on a Last Quarter Annualized Basis. Total Debt less cash to EBITDA, excluding the charge of $0.5 million relating to a postponed financing transaction, was 4.83x in 2002.

    CONTACT: Muzak LLC
             Catherine Walsh, 803/396-3000